EXHIBIT 7

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of March 18, 2014 among Bu Guangqi, Chen Yong, Lin Min, Sun Jun, Zou Zhijun (individually, a “Buyer” and collectively, “Buyers”), and Huang River Investment Limited, a company incorporated under the laws of the British Virgin Islands with limited liability (“Seller”).

ARTICLE 1
Definitions

Section 1.01.  Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means any day other than a Saturday or Sunday on which banks are ordinarily open for business in the People’s Republic of China (PRC) or in the Hong Kong Special Administrative Region of the PRC.

“Company” means JD.com, Inc., a company incorporated in the Cayman Islands with limited liability.

“Encumbrance” means any means any mortgage, lien, pledge, charge, security interest, title defect, preemptive or similar right or other encumbrance.

“Onshore ETA” means the Equity Transfer Agreement entered into between the Buyers and Shenzhen Xingguang Tongchuang Technology Limited on the same date of this Agreement.

“Ordinary Shares” means ordinary shares with a par value US$0.00002 each in the share capital of the Company.

“Restated Articles” means the second amended and restated articles of association of the Company adopted on March 10, 2014, as amended and in effect from time to time.

“Subsidiary” means, with respect to any person, any other person, whether or not existing on the date hereof, in which the specified person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such other person or otherwise controls such other person, whether through contract or otherwise.

“Thirteenth Amended and Restated Shareholders Agreement” means the thirteenth amended and restated shareholders agreement dated March 10, 2014 by and among the shareholders of the Company (and to which the Seller is a party).

ARTICLE 2
Purchase and Sale

Section 2.01. Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Seller irrevocably agrees to sell to each Buyer, and each Buyer irrevocably agrees to purchase from Seller, at the Closing (as defined below), such number of Ordinary Shares set forth opposite such Buyer’s name in the column titled “Number of Shares” on Exhibit A attached hereto (such Buyer’s “Share Allocation”, and collectively “Target Shares”) for the purchase price set forth opposite such Buyer’s name in the column titled “Purchase Price” on Exhibit A attached hereto (such Buyer’s “Purchase Price Allocation”).  The aggregate purchase price for the Target Shares (the “Purchase Price”) shall be US$5,167,629 in cash.  The Purchase Price shall be paid as provided in Section 2.03. The Share Allocation shall be registered in the name of the relevant Buyer, or such Buyer’s designee according to the instruction of the Buyer, provided that under the aforesaid circumstance, the Buyer shall inform the Seller the name of his designee no later than five (5) Business Days before Closing.

Section 2.02. Closing.  The closing (the “Closing”) of the purchase and sale of the Target Shares hereunder shall take place remotely via the electronic exchange of the closing documents and signatures, as soon as reasonably practicable, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 5.  All transactions occurring at the Closing shall be deemed to occur simultaneously, and shall be effective as of the Closing and upon occurrence of all transactions contemplated by this Article II.  For the avoidance of doubt, the consummation of the transactions described in this Article II shall occur together, and the Closing shall be deemed not to have occurred if any party fails to deliver any agreement or other instrument or document required under Article II.

Section 2.03. Closing Deliverables. At the Closing date:

(a)
Each Buyer shall deliver to Seller such Buyer’s Purchase Price Allocation in immediately available funds in U.S. dollars by wire transfer to an account designated by Seller (which bank account information shall be provided to the Buyers within five (5) Business Days after the signing of this Agreement).

(b)
Seller shall deliver to each Buyer (i) an instrument of transfer substantially in the form attached hereto as Exhibit B with respect to such Buyer’s Share Allocation; and (ii) a true copy of the Company's updated register of members of the Company certified by the registered agent of the Company, reflecting the registration of each Buyer or his designee, as the case may be, as the holder of such Buyer’s Share Allocation.

Promptly following Closing, the Seller shall deliver or cause to be delivered the original share certificate issued to each Buyer or his designee, as the case may be, representing such Buyer’s Share Allocation.

ARTICLE 3
Covenants

Section 3.01.  Confidentiality.  Buyers and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any Subsidiary or Seller or any of its Affiliates furnished to Buyers or their Affiliates in connection with the transactions contemplated by this Agreement.  Buyers shall be jointly and severally responsible for any failure to treat such information confidentially by such Persons.  If this Agreement is terminated, each Buyers and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by such Buyer or its Affiliates or on their behalf from Seller or the Company or any Subsidiary in connection with this Agreement that are subject to such confidence.

Section 3.02.  Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyers and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement.

Section 3.03.  Transfer Restrictions.  Prior to the date that is six months following the closing of the Company’s initial public offering in the U.S., Buyers shall not, and shall cause their respective Affiliates not to, without the prior written consent of the Company, directly or indirectly, sell, transfer or otherwise dispose of, or permit any sale, transfer or other disposition of, through one or a series of transactions, any securities of the Company.  In connection with the initial public offering of the Company, each Buyer agrees not to sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration covering such initial public offering and other transfers to affiliates permitted by law) without the prior written consent of the Company or the underwriters managing the initial public offering, as the case may be, for a period of time specified by the representatives of such underwriters that is customary for this type of offerings from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by such underwriters, and if requested by the representatives of such underwriters, shall sign a customary lock-up agreement that is requested to be signed by other shareholders of the Company.

ARTICLE 4
Representations and Warranties

Section 4.01. Seller’s Representations and Warranties. The Seller hereby represents and warrants to the Buyers that the representations and warranties set forth in this Section 4.01 (the “Seller’s Representations and Warranties”) are true and correct as of the signing date and will be true and correct as of Closing:

(i)
The Seller is duly incorporated or organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization.

(ii)
The Seller has all requisite power, authority and capacity to enter into this Agreement, and to perform its obligations hereunder and thereunder. This Agreement, when executed and delivered by the Seller, will constitute valid and legally binding obligations of it, enforceable against it in accordance with its terms.

(iii)
To the extent the Target Shares have been issued to the Seller by the Company free and clear of any Encumbrance on March 10, 2014, there is no Encumbrance on, over or affecting the Target Shares and there is no agreement or commitment to give or create any Encumbrance (other than, in each case, any rights of first refusal or co-sale rights or similar restrictions under the Thirteenth Amended and Restated Shareholders Agreement or the Restated Articles applicable to the Target Shares, or any Encumbrances created under this Agreement).

Section 4.02. Buyer’s Representations and Warranties. Each Buyer, severally and not jointly, hereby represents and warrants to the Seller that the representations and warranties set forth in this Section 4.02 (the “Buyer’s Representations and Warranties”) are true and correct as of the signing date and will be true and correct as of Closing:

(i)
Such Buyer has all requisite power, authority and capacity to enter into this Agreement, and to perform its obligations hereunder and thereunder. This Agreement, when executed and delivered by such Buyer, will constitute valid and legally binding obligations of him, enforceable against him in accordance with its terms.

(ii)
Such Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of such Buyer’s portion of the Purchase Price and any other amounts to be paid by it hereunder.

(iii)
The Target Shares are being acquired for such Buyer’s own account, not as nominee or agent, and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable securities laws, and absent an effective registration under applicable securities laws, and subject to Section 3.03 of this Agreement, the Target Shares may only be offered, sold or otherwise transferred in compliance with all applicable laws.

(iv)
Such Buyer is a sophisticated purchaser with knowledge and experience in financial and business matters such that such Buyer is capable of evaluating the merits and risks of the investment in the Target Shares, and is able to bear the economic risks of an investment in the Target Shares. Such Buyer is acquiring the Target Shares outside the United States in compliance with Regulation S under the U.S. Securities Act of 1933, as amended.

Section 4.03. Indemnification. Effective at and after Closing, the Seller shall indemnify, defend and hold harmless each Buyer from and against any and all losses, loss of profits, damages, liabilities and claims resulting from or arising out of any breach by Seller of (i) any of the Seller’s Representations and Warranties or other representations, covenants or agreements in this Agreement, and/or (ii) any provisions of this Agreement and/or its related agreements. Effective at and after Closing, the Buyers shall, severally and not jointly, indemnify, defend and hold harmless the Seller from and against any and all losses, loss of profits, damages, liabilities and claims resulting from or arising out of any breach by such Buyer of (i) any of the Buyer’s Representations and Warranties or other representations, covenants or agreements in this Agreement and/or (ii) any provisions of this Agreement and/or its related agreements.

ARTICLE 5
Conditions to Closing

Section 5.01.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction, or waiver of the following further conditions:

(a)	No provision of any Applicable Law shall prohibit the consummation of the Closing.

(b)	The closing of the transactions contemplated under the Share Subscription Agreement, dated March 10, 2014, by and among Tencent Holdings Limited, Seller and the Company shall have been consummated.

(c)
All necessary filings and registrations with governmental authorities in the People’s Republic of China in connection with the transaction as contemplated under the Onshore ETA(including the registration at the competent Administration for Industries and Commerce registrations) shall have been completed.

(d)	The Buyer’s Representations and Warranties shall be true and correct and complete as of the signing date and as of Closing.

(e)	All obligations and conditions herein required to be performed or observed by the Buyers on or prior to Closing shall have been performed or complied with in all material respects.

Section 5.02. Conditions to Obligation of Buyers.  The obligation of Buyers to consummate the Closing is subject to the satisfaction, or waiver of the following further conditions:

(a)	All obligations and conditions herein required to be performed or observed by the Seller on or prior to Closing shall have been performed or complied with in all material respects.

(b)	The Seller’s Representations and Warranties shall be true and correct and complete as of the signing date and as of Closing.

ARTICLE 6
Miscellaneous

Section 6.01. Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 6.02. Termination. This Agreement may be terminated at any time prior to the Closing:

(i)  by mutual written consent of the Seller and the Buyers; or

(ii) by the Buyers or the Seller if the Closing has not occurred on or prior to April 15, 2014 provided that a party in material breach of this Agreement shall not be entitled to terminate this Agreement on such date.

If this Agreement is terminated pursuant to Section 6.02, this Agreement shall become null and void and of no further force and effect, except that the parties shall continue to be bound by the provisions of Section 3.01 (Confidentiality), Section 6.03 (Expenses), Section 6.04 (Governing Law), Section 6.05 (Dispute Resolution), Section 6.06 (Notice) and this Section 6.02. Nothing in this Section 6.02 shall be deemed to release any party from any liability for any breach of this Agreement prior to the effective date of such termination.

Section 6.03.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.04.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflict of laws.

Section 6.05. Dispute Resolution. Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by arbitration. The arbitration shall be conducted with its seat in Hong Kong administered by the Hong Kong International Arbitration Centre in accordance with UNCITRAL Arbitration Rules in effect (the “UNCITRAL Rules”). The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules.  The arbitration shall be conducted in the English language. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties.

Section 6.06. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed:

(a) if to the Buyers, to the name and address set forth beside each Buyer on Exhibit A;

(b) if to the Seller:

Level 29, Three Pacific Place
1 Queen's Road East
Wanchai, Hong Kong
Attention: Assistant General Counsel
Telephone: +852 3148 5100 Ext: 68805
Facsimile: +852 2520 1148
E-mail:  richard.pu@tencent.com.hk

with a copy to:

Tencent Building
Kejizhongyi Avenue, Hi-tech Park\
Nanshan District, Shenzhen
518057, People’s Republic of China
Attention: General Counsel
E-mail:  brentirvin@tencent.com
Telephone: +86 755 8601 3388 (Ext: 82238)
Fax No.:+86 755 8601 3090 (Ext: 82238)

Attention: General Manager, M&A
Telephone: +86 755 8601 3388 (Ext: 88978)
Fax No.: +86 755 8601 3078
E-mail:  richardpeng@tencent.com

Any notice may be delivered by hand or courier or sent by fax or electronic mail with confirmation receipt, or by pre-paid post. Without prejudice to the foregoing, any notice shall conclusively be deemed to have been received on the next business day in the place to which it is sent, if sent by fax, or upon the signing of receipt acknowledgement by the relevant recipient, if sent by post, or at the time of delivery, if delivered by hand, or at the time of receipt if given by electronic mail.

Section 6.07. Counterparts. This Agreement may be executed in any number of counterparts, and all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Bu Guangqi

By:	/s/ Bu Guangqi
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Chen Yong

By:	/s/ Chen Yong
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Lin Min

By:	/s/ Min Lin
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sun Jun

By:	/s/ Sun Jun
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Zou Zhijun

By:	/s/ Zou Zhijun
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HUANG RIVER INVESTMENT LIMITED

By:	/s/ Zhang Zhidong
	Name:	Zhang Zhidong
	Title:	Director

Exhibit A

Name of Buyer	Address, Fax and E-mail	Number of Shares	Purchase Price (US$)
Bu Guangqi		3,449,041	3,617,340
Chen Yong		198,026	207,699
Lin Min		836,920	877,503
Sun Jun		198,026	207,699
Zou Zhijun		245,191	257,388

Exhibit B

Form of Share Transfer

INSTRUMENT OF TRANSFER

We,	Huang River Investment Limited

of Company No.	[ ]

of (full address)	[ ]

In consideration of the sum of	USD [ ]

paid to me by	[Founder Name]

of Company No.	[If applicable]

of (full address)	[If applicable]

do hereby transfer to the said Transferee the shares more particularly described in the Schedule hereto (hereinafter called “the Shares”) standing in our name in the Register of Members of the Company named in the Schedule to hold unto the said Transferee, their Executors, Administrators or Assigns subject to the several conditions upon which we hold the same at the time of execution hereof, and the said Transferee do hereby agree to take the Shares subject to the same conditions.

SCHEDULE

NAME OF COMPANY	:	JD.com, Inc.
NUMBER OF SHARE(S)	:	[ ] Ordinary Shares
OLD SHARE CERTIFICATE No.	:	[ ]

Dated this _____ day of March 2014

Witness to the signature of Transferor	)
)

Signature:	)
Name:	)
Address:	)
	)	Signature
	)	Name:
)

Witness to the signature of Transferee	)	For and on behalf of Transferee
)

Signature:	)
Name:	)
Address:	)
	)	Signature
	)	Name:
)